                                                                   Exhibit 10.25


Exhibit 10.25 License and Distribution Agreement Between View Systems, Inc. and Visionics Corporation, dated April 12, 2000

                      VALUED ADDED RESELLER (VAR) AGREEMENT

         This Agreement is made as of April 12th, of 2000, by View Systems, Inc., a corporation organized under the laws of Florida ("VAR"), with offices at 9693 Gerwig Lane, Suite O, Columbia, Md. 21046 and Visionics Corporation, a corporation organized under the laws of New Jersey ("Licensor"), with offices at 1 Exchange Place, Jersey City, NJ 07302 USA.

WHEREAS, Licensor owns or controls the rights in and to the Licensed Technology (as defined below), consisting of the FaceIt Application (as defined below) and the FaceIt API (as defined below);

WHEREAS, the FaceIt Application provides face detection and recognition functionality to various types of products and services and the FaceIt API can be used to embed such functionality into such products and services;

WHEREAS, VAR desires to obtain from Licensor, and Licensor desires to grant to VAR, a license (as defined below, the "License") to use the Licensed Technology for the purpose of developing, selling, and distributing to third parties in accordance with and subject to all of the provisions of this Agreement products and/or services into which the functionality of the FaceIt Application has been embedded (defined below as "VAR Developed Products");

NOW, THEREFORE, for the consideration stated in this Agreement, the parties hereby agree as follows:

                                   SECTION 1.
                                   DEFINITIONS

         The following words shall, where the context allows, have the following meanings whether such words shall appear in lower case or with the first letter of each word capitalized:

         1.1 "FACEIT APPLICATION" shall mean that certain library of algorithms, database structures, data and related items of software that provides face detection and recognition functionality in the products and services into which such library is embedded through the use of the FaceIt API, and which set comprises [in part] the FaceIt Developer Kit (SDK) version 3.0 or upgrades thereto issued within one year of the effective date of this Agreement.


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

         1.2 "FACEIT API" shall mean that certain applications programming interface for integrating the FaceIt Application in various products and services, and which applications programming interface comprises [in part] the FaceIt Developer Kit (SDK) version 3.0 or upgrades thereto issued within one year of the effective date of this Agreement.

         1.3 "INTELLECTUAL PROPERTY RIGHTS" with respect to any item of intellectual property shall mean the patent, copyright, trade secret, trade mark, service mark, trade dress, mask work and other like rights in such item.

         1.4 "LICENSED TECHNOLOGY" shall mean the FaceIt Application and the FaceIt API, together comprising . the FaceIt Developer Kit (SDK) version 3.0 or upgrades thereto issued within one year of the effective date of this Agreement.

         1.5 "LICENSOR LOGOS" shall mean the FaceIt logo(s) and/or expression "with FaceIt-Registered Trademark- Technology" or "with Visionics' FaceIt-Registered Trademark- technology" or "with FaceIt-Registered Trademark- Face Recognition Technology" and equivalent expressions of the foregoing that acknowledge that the face detection and recognition technology to which such expressions relate is the FaceIt Application from Licensor.

         1.6 "TERRITORY" shall mean the World.

         1.7 "VAR DEVELOPED PRODUCTS (VDPS)" shall mean the products and services into which VAR embeds the FaceIt Application through use of the FaceIt API subject to and in accordance with the terms and conditions of this Agreement, and which products and services are described in Appendix A to this Agreement.

                                   SECTION 2.
                                GRANT OF LICENSE

         2.1 For the term of this Agreement, Licensor hereby grants to VAR and VAR hereby accepts a limited, non-exclusive license throughout the Territory to embed the FaceIt Application in VDPs through the use of the FaceIt API under the Windows 95/98/NT/2000 Operating System and solely for the purpose of distributing, selling, and marketing the VDPs with the FaceIt Application so embedded therein; PROVIDED, HOWEVER, that VAR shall not have the right to sublicense the Licensed Technology, by any means, except as incorporated in VDPs.

         2.2 As a condition to the exercise of the license granted in paragraph
2.1 above, VAR shall place one or more Licensor Logos where appropriate, in the reasonable judgment of Licensor, in VDP packaging and advertising and CGI scripts, screens, forms and the like comprising the VDP, with all such use



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

to inure to the benefit of Licensor and its suppliers. Reasonably prior to the first publication of the Licensor Logo on any such packaging, advertisements and CGI scripts, session screens, forms and the like during the term of this Agreement, VAR will provide Licensor with copies or samples of such materials for the purpose of allowing Licensor to comment on the format and appearance of the Licensor Logo in such materials, and VAR shall use commercially reasonable efforts to incorporate Licensor's comments in such materials prior to the publication thereof.

         2.3 Notwithstanding any other provisions contained in this Agreement, Licensor and its suppliers reserve all rights in the Licensed Technology, the Licensor Logos, and the Intellectual Property comprising the Licensed Technology and the Licensor Logos, in each case not expressly granted herein to VAR.

                                   SECTION 3.
                             LICENSOR'S OBLIGATIONS

         3.1 Licensor shall deliver to VAR a copy of the FaceIt Developer Kit's
(SDK) version 3.0 for Identification and verification, within ten (10) business days following the execution of this Agreement. Licensor will invoice VAR for the FaceIt Developer Kit (SDK) in the amount of US$11,748. VAR shall pay all amounts due pursuant to such invoice within 60 days of receipt of such invoice.

         3.2 During the term of this Agreement, Licensor shall supply VAR (at no additional cost to VAR) with all upgrades to and patches directed at bugs in the Licensed Technology that it generally provides free of charge to its licensees.

         3.3 From time to time during the term of this Agreement, Licensor, at its sole and absolute discretion, may modify the Licensed Technology in response to one or more written requests from VAR. In consideration thereof, VAR shall pay to Licensor the invoiced charges for such modifications in accordance with the schedule of fees and expenses set forth in Schedule 7.1, which such schedule may be changed from time to time by Licensor upon written notice to VAR.

                                   SECTION 4.
                               VAR'S OBLIGATIONS

         4.1 VAR shall, subject to the terms of this Agreement, use its reasonable commercial efforts to manufacture the VDP and promote, exploit and sell it throughout the Territory.

         4.2 VAR shall cause copyright, patent and trademark notices to appear on or within each unit of the VDP and each item of packaging and promotional material and each CGI script, screen, form and the like comprising VDP user sessions as described in

Section 2.2. This Section 4.2 shall be applicable only when a VDP includes Licensed Technology.

         4.3 VAR shall cooperate with Licensor in protecting the Licensed Technology, at Licensor's expense, and shall promptly supply Licensor, at Licensor's expense, with any information or materials reasonably required by Licensor. If VAR is notified in writing or becomes aware of any unauthorized use of the Licensed Technology in the Territory, VAR shall so advise Licensor. Licensor may, in its discretion, take, or elect not to take, such action as it deems advisable against any infringing party. If Licensor fails, or elects not to take action against an infringing party within ninety (90) days after receipt by Licensor of VAR's notice to Licensor of such unauthorized use, VAR shall have the right, at VAR's expense, to commence an action against the infringer in VAR's name and in Licensor's name and Licensor shall cooperate with VAR, at VAR's expense, in connection therewith. VAR shall not enter into any settlements of any such actions commenced by VAR with respect to the Licensed Technology without Licensor's consent.

         4.4 VAR agrees to create and/or license the VDP such that a single copy of the VDP: (a) is used for analysis on a single video input at any given time,
(b) is used on a single machine, and not in a multiple client/server architecture, with head finding, template creation and face matching functions performed on such single machine, (c) is licensed for use for up to 200 images or faces stored within a list, subject to the corresponding fees set forth in
Schedule 7.1, (d) is used for the purpose of physical access control (supplying identification of an individual for physical access to a facility) (e) is used for the explicit purpose of supplementing existing access control mechanisms, and (f) is not designed for, sold to, nor specifically targets the law enforcement, surveillance, banking or travel industry segments (collectively, "Core Application")..

                                   SECTION 5.
                               PROPRIETARY RIGHTS

         5.1 Licensor or its suppliers shall own all of the Intellectual Property Rights and other rights to the Licensed Technology, and VAR shall not challenge, or cause any third party to challenge, the rights of Licensor or its suppliers anywhere in the world.

         5.2 VAR shall own all of the Intellectual Property Rights and other rights to any packaging, advertising and promotional material produced by VAR for the VDP only to the extent that they are not derivative works of the Licensed Technology. VAR acknowledges that it is not, by virtue of this Agreement, acquiring



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

from Licensor the right to create or utilize derivative works from the Licensed Technology except as provided in Section 2.1.

         5.3 Each party hereto shall keep in confidence and not disclose to any third party, without the written permission of the other party the terms of this Agreement and the proprietary information of each party made known to the other under this Agreement including any and all portions of the Licensed Technology, and any information about the suppliers, pricing and business of the other party. This requirement of confidentiality shall not apply to information that is (a) in the public domain through no wrongful act of the receiving party; (b) rightfully received by the receiving party from a third party who is not bound by a restriction of nondisclosure; or (c) is required to be disclosed by applicable rules and regulations of government agencies or judicial bodies, provided that the disclosing party is provided reasonably sufficient notice to contest or limit such required disclosure.

                                   SECTION 6.
                                TERM OF AGREEMENT

         6.1 The term of this Agreement shall commence upon the date of this Agreement and shall expire two years following the initial shipment of a VDP that incorporates the Licensed Technology in the Territory by VAR or two and a half years from the date of this Agreement, which ever is shorter . VAR shall inform Licensor of the date of initial shipment of VDP in the Territory. This agreement may be renewed for successive one year periods upon the mutual written agreement of the parties and after a performance review to be conducted no later than 6 months before the then current date of expiration of this Agreement.

                                   SECTION 7.
                              PAYMENT OF ROYALTIES

         7.1 VAR shall pay to Licensor royalties in accordance with Schedule 7.1 annexed hereto which is incorporated and made a part hereof ("Royalties") by check or wire transfer in U.S. Dollars, according to instructions given to VAR by Licensor. VAR will bear all related bank charges. Any late payment will accrue interest at a rate of 1.5% per month. VAR will pay any late payment charge upon remitting the principal amount to Licensor.

         7.2 Statements as to Royalties shall be sent by VAR to Licensor within 30 days following the end of each quarterly calendar period for such preceding quarterly period together with payment of Royalties, if any, shown to be due thereon.

         7.3 All statements of Royalties and all other accountings rendered by VAR hereunder shall be subject to objection, stating the basis thereof, by Licensor within three (3) years after the date rendered (including after termination or expiration of this Agreement).

         7.4 VAR shall maintain, at its executive offices in 9693 Gerwig Lane, Suite O, Columbia, Md. 21046, books of account concerning sales of the VDP and the Licensed Technology. Licensor or its agent may, at Licensor's sole expense, examine VAR's said books relating to the sale of the VDP and the Licensed Technology hereunder for the purpose of verifying the accuracy thereof, during VAR's normal business hours and upon reasonable written notice. Such books relating to any particular royalty statement may be examined as aforesaid only within two years after the date rendered. Licensor shall notify VAR in writing within 90 days after such examination if Licensor believes that VAR's books are not accurate. Licensor and its agents shall keep all information obtained in such examination confidential and use such information solely for the purpose of this paragraph.

         7.5 Licensor may change the List Prices as defined in Schedule 7.1, Maintenance Fees and Upgrade Fees, in whole or in part, at any time upon no less that 90 days prior notice to VAR, subject to any binding commitment that Licensor has made to VAR, but only if Licensor generally applies such changes to its other VARs. Licensor may also increase the Product Discount, Maintenance Discount or Upgrade Discount upon no less that 30 days prior notice to VAR. Any reduction of such discounts will require VARs consent.

         7.6 All amounts payable by VAR under this Agreement are exclusive of any tax, levy or similar governmental charge that may be assessed by any jurisdiction, whether based on gross revenue, the delivery, possession or use of VAR's products, the execution or performance of this Agreement or otherwise, except for net income, net worth or franchise taxes assessed on VAR outside of the Territory. If, under the laws of the Territory, VAR is required to withhold any taxes on such payments, then the amount of the payment will be automatically increased to totally offset such tax, so that the amount actually remitted to Licensor , net of all taxes, equals the amount invoiced or otherwise due. VAR with promptly furnish Licensor with the official receipt of payment of these taxes to the appropriate taxing authority. VAR will pay all other taxes, levies or similar governmental charges or provide Licensor with a certificate of exemption acceptable to the taxing authority.

                                   SECTION 8.


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

                 REPRESENTATIONS AND WARRANTIES/INDEMNIFICATION

         8.1 Each party represents and warrants to the other that this Agreement has been duly authorized, executed and delivered by it; it has the full power and authority and is free to enter into this Agreement and to perform its obligations hereunder; this Agreement constitutes its valid and binding obligation, enforceable in accordance with its terms; and the making of this Agreement does not violate any agreement, right or obligation existing between it and any other person, firm or corporation, on the other hand.

         8.2 VAR represents and warrants to Licensor that the VDP does not and will not infringe the Intellectual Property Rights and other proprietary rights of any third party. VAR further represents and warrants to Licensor that the VDP and the Licensed Technology will be manufactured in accordance with industry standards for similar products, and, to the best of its knowledge, will (i) be free of defects and (ii) not be harmful to the property or person of third parties. VAR will handle in a professional manner any end user or distributor inquiries or complaints regarding the Licensed Technology.

         8.3 Licensor represents and warrants that the Licensed Technology and any materials created or added to the Licensed Technology by Licensor does not and will not infringe the Intellectual Property Rights and other proprietary rights of any third party.

         8.4 Each party shall indemnify, defend and hold harmless the other (and the other's officers, directors, and affiliated companies) from and against all liabilities, damages, costs or expenses (including reasonable attorney's fees) payable or paid by the indemnified party to a third party as a result of a breach or alleged breach by the indemnifying party of its representation and warranty contained in Section 8.2 or Section 8.3, as the case may be, of this Agreement. The party asserting any claim to indemnification under this Section
8.4 shall promptly notify the other party of any such claim or proceeding and shall not settle any such claim or proceeding without the indemnifying party's prior written consent. The indemnified party shall have the right at its expense to participate in the defense thereof with counsel of its choice, provided that the indemnifying party shall have the right at all times to retain or resume control of the conduct of such defense. This indemnification obligation shall survive for two years after termination or expiration of this Agreement.

         8.5 Licensor warrants that the Licensed Technology, in its unaltered form, will, for a period of 90 days from its installation date conform substantially to the then-current published functional specification of the Licensed Technology, provided such Licensed Technology is used in the manner consistent with any applicable Licensor minimum Hardware and Software configuration specifications that have been supplied by Licensor to VAR. Licensor will make reasonable efforts to correct errors reflecting material deviations from the functional specifications as are reported by License to Licensor during such warranty period. Because not all errors in Licensed Technology can or need be corrected in order for the Licensed Technology to operate in accordance with the applicable specifications, Licensor does not warrant that all Licensed Technology defects will be corrected. Similarly, Licensor does not warrant that the Licensed Technology will meet VAR's or its customers' requirements, that the Licensed Technology will operate in combinations selected for use by VAR or customer or that use of the Licensed Technology will be uninterrupted or error-free.

         8.6 VAR shall indemnify, defend and hold harmless the Licensor (and Licensor's officers, directors, and affiliated companies) from and against all liabilities, damages, costs or expenses (including reasonable attorney's fees) payable or paid by the indemnified party to a third party as a result of any claim that the use of the Licensed Technology in the VDP or otherwise by VDP then has resulted, results or may result in any deprivation or violation of the constitutional, statutory, contractual, common law or other rights of any person. The party asserting any claim to indemnification under this Section 8.6 shall promptly notify VAR of any such claim or proceeding and shall not settle any such claim or proceeding without VAR's prior written consent. The indemnified party shall have the right at its expense to participate in the defense thereof with counsel of its choice, provided that the indemnifying party shall have the right at all times to retain or resume control of the conduct of such defense. This indemnification obligation shall survive termination or expiration of this Agreement.

                                   SECTION 9.
                                   TERMINATION

         9.1 9.1. Upon expiration of the term of this Agreement, all rights granted to VAR hereunder shall immediately and without further action by Licensor revert to Licensor. VAR shall not thereafter manufacture, advertise, distribute or sell Licensed Technology; provided, however, that VAR may sell off on a non-exclusive basis existing inventories of the Licensed Technology for a period of six (6) months, subject to all the other terms and conditions hereof. In respect of any sales by VAR of Licensed Technology during such six-month period after expiration or other termination of this Agreement, VAR shall continue to pay all royalties that become due and payable hereunder and VAR shall send to Licensor within thirty (30) days following the last day of such six-month period a statement and final payment of Royalties.

         9.2 Either party may terminate this Agreement in the event that (1) the other party materially breaches its obligations hereunder, which breach remains uncured following 30 days notice from the nonbreaching party, or (2) bankruptcy, insolvency or reorganization proceedings, or other proceedings analogous in nature or effect, are instituted against the other party or by the other party with respect to itself. For purposes of this Agreement, the failure of VAR to render statements and payment of Royalties in accordance with the terms of this Agreement shall be deemed to be a material breach of VAR's obligations hereunder. Either party may terminate this Agreement at any time upon 60 days notice.

         9.3 The following sections shall survive any termination or expiration of this Agreement: Sections 1, 5, 7, 8.2, 8.3, 8.4, 8.6, 9.1, 9.3, 10 and 11.

                                  SECTION 10.
                             LIMITATION OF LIABILITY

         10.1 VAR agrees to include an appropriate end-user license in its VDP that is as protective of Licensor's rights as is this Agreement and in the form set forth in Schedule 10.1 attached hereto.

         10.2 Except for the indemnity obligations arising out of Section 8.4 and 8.6, under no circumstances will either party be liable for any consequential, indirect, special, punitive or incidental damages or lost profits, whether foreseeable or unforeseeable (including, but not limited to, claims for loss or data, goodwill, use of money or use of the Licensed Technology, interruption in use or availability of data, stoppage of other work or impairment or other assets), arising out of breach or failure of express or implied warranty or condition, breach of contract, misrepresentation, negligence, strict liability in tort, or otherwise. Except for the indemnity obligations arising out of Section 8.4 and 8.6, in no event will the aggregate liability which either party may incur in any action or proceeding exceed the total amount actually paid to Licensor by VAR hereunder. Under no circumstance shall Licensor be liable for any actions, claims or the like by VAR or any third party that the use of the Licensed Technology has resulted, results or may result in any deprivation or violation of the constitutional, statutory, contractual, common law or other rights of any person. This section will not apply in the event and to the extent that applicable law specifically prohibits the limitation of liability set forth in this Section 10.2.

                                  SECTION 11.



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                            MISCELLANEOUS PROVISIONS

         11.1 NOTICES. All notices, statements and payments to be sent to the parties hereunder shall be addressed to the parties at the addresses set forth on the first page hereof or at such other address as the parties shall designate in writing from time to time. All notices shall be in writing and shall either be served by personal delivery (to an officer of each company), mail, or facsimile (if confirmed by mail or personal delivery of the hard copy), all charges prepaid. Except as otherwise provided herein, such notices shall be deemed given when received. Copies of all notices to Licensor should be sent to Licensor at its address set forth above, attention: Dr. Joseph Atick.

         11.2 NO ASSIGNMENT. VAR shall not have the right to assign any of its rights or obligations hereunder.

         11.3 SCOPE OF AGREEMENT AND AMENDMENT. The entire understandings between the parties hereto relating to the subject matter hereof are contained herein. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than as expressly set forth in this Agreement. This Agreement cannot be changed, modified, amended or terminated except by an instrument in writing executed by both VAR and Licensor. All Schedules, which may be attached hereto, constitute a part of this Agreement and are incorporated herein by this reference.

         11.4 NO WAIVER. No waiver, modification or cancellation of any term or condition of this Agreement shall be effective unless executed in writing by the party charged therewith. No written waiver shall excuse the performance of any act other than those specifically referred to therein and shall not be deemed or construed to be a waiver of such terms or conditions for the future or any subsequent breach thereof.

         11.5 RELATIONSHIP OF PARTIES. This Agreement does not constitute a partnership or joint venture between Licensor and VAR. Neither VAR nor Licensor shall have any right, power or authority to obligate or bind the other in any manner whatsoever, except as provided for in this Agreement, and nothing herein contained shall give or is intended to give any rights of any kind to any third persons.

         11.6 APPLICABLE LAWS. This Agreement shall be governed by the laws of New Jersey applicable to contracts made and to be wholly performed therein (without regard to choice of law).

         11.7 ARBITRATION. In the event of any dispute or controversy hereunder (including, without limitation, any dispute



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involving the existence, validity or breach of this Agreement), the parties shall submit same to arbitration privately and confidentially in New York, New York pursuant to the Commercial Arbitration Rules of the American Arbitration Association by three arbitrators, one of whom shall be appointed by Licensor, one of whom shall be appointed by VAR and one of whom shall be appointed by the first two arbitrators, subject to each such arbitrator executing an appropriate confidentiality agreement. The result of any such arbitration shall be binding but shall not be made public unless necessary to confirm same after non-compliance by a party.

         11.8 SEVERABILITY. If any provision of this Agreement is or becomes or is deemed invalid, illegal or unenforceable under the applicable laws or regulations of any jurisdiction, then either such provision will be deemed amended to conform to such laws or regulations without materially altering the intention of the parties or it shall be stricken and the remainder of this Agreement shall remain in full force and effect.

         11.9 APPROVAL AND CONSENT. Wherever the approval or consent of a party is required hereunder, such approval or consent shall not be unreasonably withheld.

         11.10 COMPETING PRODUCTS. VAR agrees not to represent, market, distribute or sell any product which is in direct competition to any of the Licensor's products or services. A list of products or vendors known to be in competition with the products as of the effective date of this Agreement is attached hereto in Exhibit G.

         11.11 NO CONFLICT OF INTEREST. The parties represent and warrant that they have full power and authority to undertake the obligations set forth in this Agreement and that they have not entered into any other agreements that would render them incapable of satisfactorily performing their obligations hereunder.

         11.12 COMPLIANCE WITH LAW. The parties agree that they shall comply with all applicable laws and regulations of governmental bodies or agencies in their performance under this Agreement.

         11.13 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original Agreement for all purposes and which collectively shall constitute one and the same Agreement.


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

         IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the day and year first above written.

VIEW SYSTEMS, INC.

By:______________________________________
Its:_____________________________________

VISIONICS CORPORATION

By:______________________________________
Its:_____________________________________



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


                                  SCHEDULE 7.1

                                ROYALTY SCHEDULE

Visionics will receive royalties based on the following model:

1. Royalty based on a fee equal to $200 per copy of the Licensed Technology incorporated into the VDP by check or wire transfer in U.S. Dollars, as stipulated in section 7.2.

2. For applications outside the Core Application listed in Section 4.3 of this Agreement, VAR and Licensor shall structure in good faith an alternative pricing model to be determined at a later date.

3. In consideration of the terms listed above, VAR agrees to a minimum royalty payment in the amount of $20,000 per year. The minimum royalty payment shall be pro-rated to a quarterly payment of $5,000 and is due 30 days after the close of each quarter. The accounting period shall coincide with the fiscal accounting period.

4. VAR and Licensor agree to reassess the licensing structure/including minimum royalty payments after 6 months (to asses market acceptance)

5. Maintenance Fees: Visionics 12-month maintenance fee of 15% on SDK and on unites installed where customer has elected to receive maintenance (upgrades/enhancements).

    APPENDIX A

                              CAREVIEW DESCRIPTION

         Captures video output from cameras, digitizes it, stores it, transmits it and runs computer programs and functions against it, including facial recognition, for purposes of physical access control.




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